Attachment to Schedule 13D Amendment - Shareholder Comments and Requests Submitted by: Michael Anthony Belfiore, Shareholder of AiRWA Inc.
Date: October 29, 2025

1. Request for Immediate Trading Halt and Insider Disclosure Compliance

I respectfully request that the Company initiate an immediate voluntary trading halt, effective until the following compliance actions are completed:

- Insider Disclosure Update: All Company Directors, Officers, and any individuals or entities beneficially owning more than 5 percent of the Company's outstanding shares must file or update their respective Schedule 13D or 13G disclosures with the SEC.

- All Company Directors, Officers, and any shareholders owning more than 10 percent must also ensure their Form 3 and Form 4 filings are current and accurate.

These actions are necessary to restore transparency, ensure regulatory compliance, and protect shareholder interests during a period of material uncertainty.

2. Shareholder Communication and Transparency Request

As a shareholder holding 22.1 percent of AiRWA Inc., I made repeated attempts to contact Company leadership, including Chairman Zhou and CEO Thomas Tarala, via:

- Email: info@yuanyuenterprise.com

- Investor Relations Contact Form:
  https://yuanyuenterprise.com/investor-relations

- Telephone: (646) 453-0678

These efforts included verbal outreach in English and written communications in both English and Chinese. No responses have been received. Other shareholders active on X and Stocktwits have reported similar experiences.

I request that the Company establish a transparent, traceable communication platform for shareholders, including:

- A publicly accessible communication history

- Timestamped responses from Company representatives

- Confirmation of receipt for shareholder inquiries

This is a necessary governance upgrade to ensure accountability and regulatory alignment.

3. Shareholder Equity Dilution and Request for SEC Investigation

As of last week, I held 3,213,095 shares of AiRWA Inc., representing
22.1 percent of the 14,563,026 shares issued and outstanding. The September 15, 2025 Form 10-Q reported Total Shareholder Equity of $27,679,554. No subsequent filings (Form 3, Form 4, 8-K, 8-K/A, 10-Q/A, or 10-K/A) have disputed these figures.

Based on this, my equity stake was valued at $6,107,044. Following the Company's PIPE, ATM offering, and 1-for-50 reverse split, my equity is now worth $93,710.05.

I request:

- A full SEC investigation into whether all required filings were completed appropriately

- Fines and sanctions against any parties found in violation

- Restitution for shareholders materially impacted by non-compliance


4. YYEM Valuation Discrepancy and Request for SEC Investigation

I request a formal SEC investigation into the valuation of YYEM, including:

- The prior sale of a 70 percent stake

- The current sale of a 30 percent stake

I further request that the sale of the remaining 30 percent stake be halted until:

- YYEM's full value is clearly established

- A certified valuation report is posted for shareholder review

- The report is audited by an SEC-approved independent auditor

On October 22, 2025, a Form 8-K announced the sale of 30 percent of YYEM for $36,000,000. The filing referenced a valuation report reviewed by the Audit Committee, but:

- No certified copy was provided

- The third-party firm was not identified

- The report was not independently audited

According to the September 15, 2025 Form 10-Q:

- April 20, 2025 (audited): Total Liabilities and Shareholder Equity =
  $32,905,794

- July 31, 2025 (unaudited): Total Liabilities and Shareholder Equity = $34,738,166

At both points, AiRWA owned 70 percent of YYEM, implying 30 percent of YYEM was worth:

- $14,102,483.14 (April audit)

- $14,887,785.43 (July unaudited)

These are far below the current $36,000,000 transaction value.

Additionally, per the November 2024 Nasdaq approval and Share Exchange Agreement, AiRWA issued 8,127,572 shares for 5,000 ordinary shares of YYEM (50 percent). As of October 29, 2025, those shares are worth:

- $2.25 per share times 8,127,572 divided by 50 = $365,740.74

- Implies 30 percent of YYEM is worth $219,444.44

These discrepancies raise serious concerns about filing accuracy, board oversight, and shareholder harm. I request SEC investigation, enforcement, and restitution.

5. Request for Independent Audited Form 10-Q/A

I request that AiRWA Inc. prepare and file an independently audited Form 10-Q/A that includes:

- Funds raised through the PIPE and ATM offerings

- Any additional funding received

- Current financial status, including cash, liabilities, and shareholder equity

This report should be:

- Audited by an SEC-approved independent auditor

- Filed promptly with the SEC

- Made publicly available for shareholder review

The absence of certified disclosures following major capital events undermines governance and investor confidence.

6. Request for Public Milestone Tracking Website

I respectfully request that AiRWA Inc. establish and maintain a public-facing website that provides daily updates on the Company's progress toward the following strategic initiatives:

- AiRWA $250 million funding status

- JuCoin $250 million funding status

- Joint Venture Exchange closure

- INCA Digital advanced security, compliance, and monitoring infrastructure implementation

- AiRWA Exchange platform development, launch, and onboarding status

The website should include:

- A milestone roadmap for each initiative

- Completion status of each milestone

- Daily progress updates

- Timestamped entries for full traceability and accountability

This level of transparency is essential to validate execution discipline, reinforce governance integrity, and restore shareholder confidence.


The Reporting Person affirms that all statements herein are made in good faith, based on publicly available information, personal holdings, and documented shareholder communications. This submission is intended solely to support regulatory compliance, transparency, and shareholder protection.